Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-169556, No. 333-175565, No. 333-186464, No. 333-188510, No. 333-198378, No. 333-213742 and No. 333-216711) and on Form S-3 (No. 333-213766, No. 333-228908 and No. 333-229664) of Precision Therapeutics, Inc. of our audit report dated May 13, 2019 (September 25, 2019, as to the effects of the restatement discussed in Notes 3, 4 and 8), relating to the consolidated financial statements of Helomics Holding Corporation and Subsidiaries as of and for the years ended December 31, 2018 and 2017, which appears in Exhibit 99.1 to this Form 8-K/A.

Schneider Downs & Co., Inc.

/s/ Schneider Downs & Co., Inc.

Pittsburgh, Pennsylvania

September 26, 2019